                       AMENDED AND RESTATED SEVERANCE AGREEMENT
                      ----------------------------------------

          THIS AGREEMENT, made and entered as of this 21st day of June, 1993, as amended and restated as of the 18th day of March, 1996 ("Effective Date"), by and between Stockton Savings Bank, f.s.b., a federally chartered savings bank, with its principal executive offices at 501 West Weber Avenue, Stockton, California 95203 ("Bank") and Jane R. Butterfield ("Employee");

          WHEREAS, Employee is currently employed by Bank and is considered a key employee of Bank;

          WHEREAS, Bank desires to retain the services of Employee;

          WHEREAS, from time to time Bank has made payments and provided benefits to employees who have terminated employment with Bank ("Prior Severance Arrangements");

          WHEREAS, Bank and Employee desire to set forth the amounts payable and benefits to be provided by Bank to Employee in the event of a termination of Employee's employment with Bank under the circumstances set forth herein after the happening of a Change in Control (as defined herein);

          WHEREAS, the parties intend that the provisions of this Agreement shall be in lieu of Employee's right to make any claim or demand with respect to any severance policy of Bank arising from or alleged to arise from the Prior Severance Arrangements; and

          WHEREAS, Bank and Employee intend to amend and restate in its entirety the Severance Agreement between them dated as of June 21, 1993;

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

          1. Continued Employment. In reliance upon the promises of Bank hereinafter contained, Employee agrees that, for a period of no less than one (1) year commencing on the date set forth above, and subject to reasonable absences for illness, holiday, and vacation pursuant to Bank's policies and practices in effect on the date hereof, Employee will continue his or her employment with Bank and shall devote his or her best efforts to such duties as may be assigned to him or her by Bank from time to time.

          2. Prior Severance Arrangements. Except to the extent set forth herein, in the event of the termination of Employee's employment with Bank, Employee shall make no claim or demand arising or alleged to arise from any severance plan, program, policy or arrangement (including but not limited to the Prior Severance Arrangements) that Bank may have had in effect, may currently sponsor or may hereafter adopt. Notwithstanding the foregoing, in the event of a termination of Employee's employment with

     Bank, Employee (and his or her spouse, heirs, estate and/or personal representative, as the case may be) shall be entitled to receive any benefits payable under any employee benefit plan, program, policy or arrangement as such may then be in effect that is not a severance plan, program, policy or arrangement.

          3. Effective Date. This Agreement shall be effective as of the date first above written ("Effective Date") and shall continue and remain in full force and effect until the termination of Employee's employment with Bank, unless earlier terminated by the parties in writing. The completion of one (1) year of employment with Bank by Employee as set forth in Section 1 shall not be a condition precedent to the effectiveness of this Agreement or to the payments of amounts or provision of benefits hereunder in the event Employee's employment with Bank is terminated under the circumstances described in Section 4(b).

          4.   Termination of Employment.

               (a) Requiring No Payments Under Section 5. In the event Employee's employment with Bank is terminated under any of the following circumstances, no payments shall be or become due and owing and Bank shall have no other obligations under Section 5 of this Agreement:

                    (i) by either party for any reason prior to a Change in
               Control, except as otherwise provided in Section 4(b)(iii) below;

                    (ii) by either party for any reason at any time more than
               the Applicable Number of Months (as hereinafter defined) after a Change in Control;

                    (iii) by Bank, contemporaneously with or subsequent to a
               Change in Control, for reason of "Cause" (as hereinafter defined) or upon the death or "Disability" (as hereinafter defined) of Employee; or

                    (iv) by Employee, contemporaneously with or subsequent to a
               Change in Control, upon his or her retirement or resignation for reasons other than "Good Reason" (as hereinafter defined).

               (b) Requiring Payments Under Section 5. In the event Employee's employment with Bank is terminated under any of the following circumstances, Bank shall make the payments and provide the benefits as set forth in Section 5:

                    (i) by Bank, contemporaneously with or within the
               Applicable Number of Months after a Change in Control, for any reason other than (A) for Cause or (B) upon the death or Disability of Employee;

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                    (ii) by Employee, contemporaneously with or within  the
               Applicable Number of Months after a Change in Control, for Good Reason; or

                    (iii) before a Change in Control occurs either (A) by Bank other than for Cause or upon the death or Disability of Employee, or (B) by Employee for Good Reason, and in either case it is reasonably demonstrated that the termination of employment
               (x) was at the request of a Third Party (as hereinafter defined) that has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control.

               (c) Cause. For the purposes of this Agreement, the term "Cause" shall mean Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

               (d) Disability. For purposes of this Agreement, the term "Disability" shall mean the complete inability of Employee to perform his or her duties by reason of his or her total and permanent disability, as determined by an independent physician selected with the approval of Bank's Board of Directors and Employee.

               (e) Good Reason. For purposes of this Agreement, the term "Good Reason" shall, absent Employee's written consent to the contrary, mean:

                    (i) any material breach by Bank of its obligations
               contained in this Agreement;

                    (ii) the assignment to Employee of any duties inconsistent with the status of his or her position with Bank on the day immediately preceding the happening of a Change in Control or an alteration in the nature or status of Employee's duties and responsibilities that renders Employee's position to be of less dignity, responsibility or scope from that which existed on the day immediately preceding the happening of a Change in Control; provided, however, that, in the event Employee terminates his or her employment prior to a Change in Control, the assignment or alteration shall have occurred reasonably contemporaneously with such termination of employment;

                    (iii) a reduction by Bank in Employee's annual base salary as in effect on the day immediately preceding the happening of a Change in Control or as the same may be increased from time to time, except for proportional across-the-board salary reductions similarly affecting all of Bank's employees; provided, however, that, in the event Employee terminates his or her employment

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               prior to a Change in Control, the reduction in annual base salary shall have occurred reasonably contemporaneously with such termination of employment;

                    (iv) the relocation of Bank's principal executive offices to a location other than Stockton, California or Bank's requiring Employee to be based anywhere other than Bank's principal executive offices except for required travel on Bank's business to an extent substantially consistent with Employee's present business travel obligations; or

                    (v) any material reduction by Bank or California Financial
               Holding Company, a Delaware corporation ("CFHC"), of the benefits enjoyed by Employee under any of Bank's or CFHC's pension, retirement, profit sharing, savings, life insurance, medical, health-and-accident, disability or other employee benefit plans, programs or arrangements as in effect from time to time, the taking of any action by Bank or CFHC that would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefits, or the failure by Bank to provide Employee with the number of paid vacation days to which he or she is entitled on the basis of years of service with Bank in accordance with Bank's normal vacation policy; provided, however, that this paragraph (v) shall not apply to any proportional across-the-board reduction or action similarly affecting all employees of Bank or CFHC.

               (f) Change in Control. For purposes of this Agreement, a "Change in Control" shall mean the occurrence, after the Effective Date, of any of the following events, directly or indirectly or in one or more series of transactions:

                    (i) A consolidation or merger of Bank or CFHC with any third party (which includes a single person or entity or a group of persons or entities acting in concert) not wholly owned directly or indirectly by Bank or CFHC (a "Third Party"), unless Bank or CFHC is the entity surviving such merger or consolidation;

                    (ii) A transfer of all or substantially all of the assets of Bank or CFHC to a Third Party or a complete liquidation or dissolution of Bank or CFHC;

                    (iii)  A Third Party, directly or indirectly,
               through one or more subsidiaries or transactions or acting in concert with one or more persons or entities:

                         (A)  acquires beneficial ownership of more
                    than 20% of any class of voting stock of Bank or CFHC;

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                         (B)  acquires irrevocable proxies
                    representing more than 20% of any class of voting stock of Bank or CFHC;

                         (C) acquires any combination of beneficial
                    ownership of voting stock and irrevocable proxies representing more than 20% of any class of voting stock of Bank or CFHC;

                         (D)  acquires the ability to control in
                    any manner the election of a majority of the directors of Bank or CFHC; or

                         (E)  acquires the ability to directly
                    or indirectly exercise a controlling
                    influence over the management or policies of Bank or CFHC;

                    (iv) any election has occurred of persons to the Board of Directors of CFHC ("Board") that causes a majority of the Board to consist of persons other than
               (A) persons who were members of the Board on the Effective Date and/or (B) persons who were nominated for election as members of the Board by the Board (or a committee of the Board) at a time when the majority of the Board (or of such committee) consisted of persons who were members of the Board on the Effective Date; provided, however, that any persons nominated for election by the Board (or a committee of the Board), a majority of whom are persons described in clauses (A) and/or (B), or are persons who were themselves nominated by such Board (or a committee of such Board), shall for this purpose be deemed to have been nominated by a Board composed of persons described in clause (A); or

                    (v) A determination is made by the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation ("FDIC"), the Securities and Exchange Commission ("SEC") or any similar agency having regulatory control over Bank or CFHC that a change in control, as defined in the banking, insurance, or securities laws or regulations then applicable to Bank or CFHC, has occurred.

     Notwithstanding any provision contained herein, a Change in Control shall not include any of the above described events if they (A) are related to or occur in connection with the appointment of a receiver or a conservator for Bank or CFHC, provision of assistance under Section 13(c) of the Federal Deposit Insurance Act ("FDI Act"), the approval of a supervisory merger, a determination that Bank is in default as defined in Section 3(x) of the FDI Act, insolvent or in an unsafe or unsound condition to transact business or the suspension, removal and/or temporary or permanent prohibition by the OTS, the FDIC, the SEC or another bank regulatory agency of Employee from participation in the conduct of Bank's or CFHC's business or affairs or (B) are the result of a Third Party inadvertently acquiring beneficial ownership or irrevocable proxies or a combination of both for 20% or more of any class of Bank's or CFHC's voting stock, and the Third Party as promptly as practicable thereafter divests itself of beneficial ownership or irrevocable proxies for a sufficient number of shares so that the Third Party no longer has beneficial ownership or irrevocable proxies or a combination of both for 20% or more of any class of Bank's or CFHC's voting stock.

               (g) Applicable Number of Months. For purposes of this Agreement, the "Applicable Number of Months" shall mean twelve (12) months plus one (1) month for each full year of Employee's service with Bank prior to termination of employment, up to a maximum of twenty-four (24) months in the aggregate.

          5. Obligations of Bank Upon Termination of Employment. Upon termination of Employee's employment with Bank under the circumstances set forth in Section 4(b), Employee shall, notwithstanding such termination, be entitled to receive the following payments and provided with the following benefits:

               (a) Base Salary. Bank shall pay Employee, within ten (10) days after the termination of his or her employment, a lump sum payment equal to the aggregate of the future base salary payments Employee would have received if he or she had continued in Bank's employ until the Applicable Number of Months following the date his or her employment is terminated (unless a reduction in compensation preceded Employee's resignation or retirement for Good Reason, in which case Bank shall pay Employee a lump sum payment based on Employee's highest base salary in effect during the twelve-month period preceding the termination of employment), discounted to present value at a discount rate equal to the per annum rate offered on the date employment is terminated (or the next preceding date on which that rate is published) on U.S. Treasury bills with maturities of the Applicable Number of Months.

               (b) Bonus. Bank shall pay Employee, within ten (10) days after the termination of his or her employment, a lump sum payment equal to his or her projected bonus for the current year, which shall be computed assuming that Employee had remained in the employ of Bank until the end of the current year and that all performance goals or other performance measures have been met at the then current level for the remainder of the year.

               (c) Benefits. During the Applicable Number of Months following the date Employee's employment is terminated, at Bank's expense, Employee shall participate in and be covered by all employee benefit plans, programs, policies or arrangements of Bank applicable to executive employees, whether funded or unfunded; provided, however, that, in the event any administrator or any insurance carrier contests Employee's

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     participation in or coverage under such plan, program, policy or arrangement, then Bank, in respect to insurance arrangements, shall cause, at its own cost or expense, equivalent insurance coverage to be provided and, in respect to arrangements other than insurance arrangements, shall make cash payments to Employee in an amount equal to the amount that would have been contributed by Bank with respect to Employee at the times such amounts would have been contributed; and provided further, however, that, to the extent Bank has an obligation to provide continuation coverage within the meaning of Section 4980(B)(f) of the Internal Revenue Code of 1986, as amended ("Code"), the period for which benefits are provided under this Section 5(c) constitutes a portion of such continuation coverage.

          6.   Limitations; Excise Tax.

               (a) Section 1828(k). Notwithstanding anything to the contrary in this Agreement, any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

               (b) Excess Parachute Payment. Notwithstanding anything to the contrary in this Agreement, if tax counsel selected by Bank and acceptable to Employee determines that any portion of any payment by Bank or CFHC under this Agreement or otherwise would constitute an "excess parachute payment," then the payments to be made to Employee under this Agreement shall be reduced such that the value of the aggregate payments that Employee is entitled to receive under this Agreement and any other agreement, plan or program of Bank and/or CFHC shall be one dollar ($1) less than the maximum amount of payments that Employee may receive without becoming subject to the tax imposed by Section 4999 of the Code.

               (c) Bank Not Responsible for Excise Tax. If the Internal Revenue Service assesses an excise tax against Employee pursuant to Sections 280G and 4999 of the Code, Bank shall be under no obligation to Employee with respect to the amount of (i) the excise tax or (ii) any additional federal income tax due from and payable by Employee as the result of his or her receipt of any payment hereunder or otherwise.

          7. No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment required hereunder by seeking other employment or otherwise, nor shall the amount paid hereunder be reduced or offset by any compensation earned or received by Employee as result of employment with another employer, self-employment, or any amount received from any other plan, program, policy or arrangement; provided, however, that benefits provided under Section 5(c) shall be reduced to the extent comparable benefits are actually received by Employee from or through another employer.

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          8.   Miscellaneous.

               (a) General Creditor. All payments required hereunder shall be made from Bank's general assets and Employee shall have no rights greater than the rights of a general creditor of Bank.

               (b) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, return receipt requested, first-class postage prepaid, to the parties to this Agreement at the following addresses:

                    (i)  if to Bank at:

                         Stockton Savings Bank, f.s.b.
                         501 West Weber Avenue
                         Stockton, California  95203
                         Attention:  President

                         and

                    (ii) if to Employee at the address set forth
                         at the end of this Agreement

     or to such other address as either party to this Agreement shall have last designated by notice to the other party. All such notices and communications shall be deemed to have been received on the earlier of the date of receipt or the third business day after the date of mailing thereof.

               (c) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person, other than the parties to this Agreement or their respective successors or assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

               (d) Costs of Enforcement. If Employee retains legal counsel to enforce any or all of his or her rights to benefits under Section 5 above and he or she substantially prevails in enforcing those rights, Employee shall be entitled to recover from Bank Employee's reasonable attorneys' fees, costs and expenses in connection with the enforcement of his or her rights.

               (e) Resolution of Differences Over Breaches of Agreement. In the event of any controversy, dispute or claim arising out of, or relating to, this Agreement or the breach thereof, Bank and Employee agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in accordance with this Section 8(e) and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The matter shall be heard and decided, and award rendered, by a

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     panel of three (3) arbitrators ("Arbitration Panel").  Bank and Employee shall each select one (1) arbitrator from the AAA National Panel of Commercial Arbitrators ("Commercial Panel") and the AAA shall elect a third arbitrator from the Commercial Panel. The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof.

               (f) Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach, and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise that right or privilege at any subsequent time or times hereunder.

               (g) Amendment. This Agreement may be terminated, amended, modified or supplemented only by a written instrument executed by Employee and Bank.

               (h) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either Bank or Employee without the prior written consent of the other party.

               (i) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, regardless of the law that might be applied under principles of conflict of laws, except as that law is superseded by the laws of the United States.

               (j) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

               (k) Withholding of Taxes. Bank may withhold from amounts required to be paid to Employee hereunder any applicable federal, state, local and other taxes with respect thereto; provided, however, that Bank shall promptly pay over the amounts so withheld to the appropriate taxing bodies and provide to Employee appropriate statements on forms proscribed for such purposes on the amounts so withheld.

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               (l)  Severability.  If, for any reason, any provision of this
     Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between Bank (or any predecessor thereof) and Employee shall be deemed reinstated as if this Agreement had not be executed.

               (m) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          IN WITNESS WHEREOF, Bank has caused this Agreement to be executed and its seal affixed hereunto by its officers thereunto duly authorized and Employee has signed this Agreement, all as of the date first above written.

     ATTEST:                            STOCKTON SAVINGS BANK, F.S.B.


     /s/ Kathleen L. Stover             By: /s/ Robert V. Kavanaugh
     ------------------------------        ---------------------------
     Kathleen L. Stover, Assistant           Robert V. Kavanaugh,
     Secretary                               President

     WITNESS:                           EMPLOYEE:

     /s/ Kathleen L. Stover             /s/ Jane R. Butterfield
     ------------------------------     ------------------------------

                                        Name: Jane R. Butterfield
                                        -------------------------

                                        Address: 5726 Shelldrake Court
                                        Stockton, CA  95207
                                        ------------------------------











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